Press Release
Recent trading in the shares of Qnective Inc.

Zurich, 30 March 2009 – Qnective, Inc., a US public company, headquartered in Zurich, Switzerland, continues to make strong progress in the development of VoIP (Voice over IP) voice and data solutions for mobile communication and does not believe that there has been any material changes to the company’s outlook and prospects that would justify the recent erratic movement in the company’s share price.

Recently Qnective’s shares have started to trade on the OTC market at prices that do not appear to reflect the overall circumstances of the company.  Management are keen to reassure investors that Qnective is continuing with the development of its suite of communication products, both for telecommunications companies and for consumers, and there has been no material event or adverse change in the outlook for the company that would explain the recent share price movement.

For further information, please contact:
- Qnective, Inc,: Oswald Ortiz, CEO, Thurgauerstrasse 54, 8050 Zurich:
+41 44 307 50 20 or info@qnective.com
- Qnective products and services: www.qnective.com

Qnective
Qnective designs, develops and distributes telecommunications software and services for voice over internet (VoIP) communications. All Qnective products are marketed under the Qtalk trademark.  Each Qtalk product is a pure software solution for totally secure mobile telecommunications using package-oriented networks such as GPRS, UMTS, HSDA, or WiFi for the transmission of voice and data.  For a small monthly flat fee mobile telephone users have access to unlimited call time with other users.

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